Exhibit 5.1

                SILLS CUMMIS RADIN TISCHMAN EPSTEIN & GROSS, P.A.
                              ONE RIVERFRONT PLAZA
                          NEWARK, NEW JERSEY 07102-5400
                                 (973) 643-7000
                               Fax: (973) 643-6500

                                  June 1, 1999

Motor Club of America
95 Route 17 South
Paramus, New Jersey

Gentlemen:

      As outside counsel to Motor Club of America, a New Jersey corporation (the "Company"), this firm has represented the Company in connection with the preparation and filing of a Registration Statement on Form S-4 (File No. 333-78529) for the registration under the Securities Act of 1933 of 290,389 shares of the Company's Common Stock, par value $.50 per share (the "Shares").

      As such counsel, we are familiar with the Registration Statement and have reviewed such additional documents pertaining to the Company as we have deemed necessary for the purpose of rendering this opinion. Based on the foregoing, we are of the opinion that:

      The Shares, when issued and paid for as set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

      We consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement.

                                                     Very truly yours,

                                                     SILLS CUMMIS RADIN TISCHMAN
                                                       EPSTEIN & GROSS, P.A.